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                                                                      EXHIBIT 11

                     CKE RESTAURANTS, INC. AND SUBSIDIARIES

                        CALCULATION OF EARNINGS PER SHARE
                     (In thousands except per share amounts)

                                                        Twelve Weeks Ended      Twenty-eight Weeks Ended
                                                      -----------------------   ------------------------
                                                      August 10,   August 11,   August 10,   August 11,
                                                         1998         1997         1998         1997
                                                      ----------   ----------   ----------   ----------
BASIC EARNINGS PER SHARE
------------------------

    Net income                                         $22,604      $10,545      $45,336      $21,131
                                                       =======      =======      =======      =======

    Weighted average number of common shares
      outstanding during the period                     46,821       40,438       46,696       38,544
                                                       =======      =======      =======      =======

                Basic earnings per share               $  0.48      $  0.26      $  0.97      $  0.55
                                                       =======      =======      =======      =======


DILUTED EARNINGS PER SHARE
--------------------------

    Net income                                         $22,604      $10,545      $45,336      $21,131

    Interest expense and amortization of debt
     issuance costs, net of income tax effect
     applicable to convertible subordinated notes        1,301           --        2,317           --
                                                       -------      -------      -------      -------
    Diluted earnings                                   $23,905      $10,545      $47,653      $21,131
                                                       =======      =======      =======      =======

    Weighted average number of common shares
     outstanding during the period                      46,821       40,438       46,696       38,544

    Incremental common shares attributable to:
       Exercise of outstanding options                   1,420        1,218        1,483        1,096
       Issuance of convertible subordinated notes        4,091           --        3,251           --
                                                       -------      -------      -------      -------

          Total shares                                  52,332       41,656       51,430       39,640
                                                       =======      =======      =======      =======

                Diluted earnings per share             $  0.46      $  0.25      $  0.93      $  0.53
                                                       =======      =======      =======      =======


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